Exhibit 10.4

Amendment to Calyxt, Inc. 2021 Executive Severance Plan

Effective January 13, 2023

That certain Calyxt, Inc. 2021 Executive Severance Plan (the “Plan”) is hereby amended pursuant to Section 8.4 thereof effective as of the date first written above as follows.

Section 4.1(b) is deleted and replaced in its entirety with the following:

“(b)	Time and Form of Payment. If a Participant is entitled to a Severance Benefit, the Severance Benefit will be paid as follows, unless otherwise specified in the Participation Agreement:

(i) In General. Except as otherwise provided in paragraphs (ii) and (iii), below, the Participant’s Severance Benefit will be paid in substantially equal installments over the Severance Coverage Period and in accordance with the Company’s payroll practices. Each such installment shall be considered a separate payment for purposes of Section 409A.

(ii) Change-in-Control Period. If a Participant’s Qualifying Termination occurs during a Change-in-Control Period after the applicable Change in Control, (A) the portion of such Participant’s Severance Benefit that is not exempt from Section 409A under Treasury Regulation section 1.409A-1(b)(4) or 1.409A-1(b)(9)(iii) will be paid in a lump sum on or before the 60th day following the Participant’s Qualifying Termination date, and (B) the portion of such Participant’s Severance Benefit that is exempt from Section 409A under Treasury Regulation section 1.409A-1(b)(4) or 1.409A-1(b)(9)(iii) will be paid as set forth in paragraph (i).

(iii) Time of Payment under Section 409A. To comply with Section 409A (A) any payment under the Plan that is subject to Section 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A and (B) if, upon separation from service, the Participant is a “specified employee” within the meaning of Section 409A, any payment under the Plan that is subject to Section 409A and would otherwise be paid within six months after the Participant’s separation from service will instead be paid in the seventh month following the Participant’s separation from service.”